Exhibit 16.1

March 28, 2008

United States Securities and Exchange Commission
Washington, DC 20549

We have been furnished with a copy of the disclosures included in Items 4.01 of Form 8-K to be filed by Show Me Ethanol, LLC. We agree with the statements made in the disclosures insofar as they relate to our Firm.

/s/ Eide Bailly LLP

Minneapolis, Minnesota